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As filed with the Securities and Exchange Commission on July 7, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Perficient, Inc.
(Exact name of registrant as specified in its charter)

1120 South Capital of Texas Highway
Building 3, Suite 220
Austin, Texas 78746
(512) 531-6000
(Address, including zip code, and telephone number, including area code of registrant's principal executive offices)
Delaware (State or other jurisdiction of incorporation or organization)	74-2853258 (I.R.S. Employer Identification Number)

John T. McDonald
1120 South Capital of Texas Highway
Building 3, Suite 220
Austin, Texas 78746
(512) 531-6000
(512) 531-6011 (fax)
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to: J. Nixon Fox III Vinson & Elkins L.L.P. The Terrace 7 2801 Via Fortuna, Suite 100 Austin, Texas 78746-7568 (512) 542-8400 (512) 542-8612 (Fax)

        Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee

Common Stock, par value $.001 per share	1,938,001 shares	$3.78	$7,325,643.78	$928.16

(1)
Estimated solely to compute the amount of the registration fee under Rule 457(c) under the Securities Act of 1933 based on the average of the high and low prices of the common stock reported on the Nasdaq National Market as of July 6, 2004.

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

SUBJECT TO COMPLETION, DATED JULY 7, 2004

1,938,001 Shares

Perficient, Inc.

Common Stock

        This prospectus relates to the offer and sale from time to time of up to 1,938,001 shares of our common stock for the account of certain of our stockholders, including 800,000 shares of common stock acquired directly from us in a private placement completed on June 16, 2004 (the "Private Placement"), 160,000 shares of common stock issuable upon exercise of warrants to purchase common stock issued in the Private Placement, and 978,001 shares of common stock issued by us in connection with our acquisition of Meritage Technologies, Inc. on June 18, 2004. See "Selling Stockholders" in this prospectus. We will not receive any proceeds from this offering.

        Our common stock is quoted on the Nasdaq National Market under the symbol "PRFT." The last reported bid price of our common stock on July 6, 2004 was $3.71 per share.

        Investing in the common stock involves risks. See "Risk Factors" on page 2.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 7, 2004.

TABLE OF CONTENTS

PERFICIENT, INC.	2
RISK FACTORS	2
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	8
USE OF PROCEEDS	9
SELLING STOCKHOLDERS	9
PLAN OF DISTRIBUTION	11
LEGAL MATTERS	11
EXPERTS	11
WHERE YOU CAN FIND MORE INFORMATION	12
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	12
EXHIBIT INDEX	II-6

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate as of the date on the cover of this prospectus.

i

PERFICIENT, INC.

We are an eBusiness solutions services provider to large and major midsize companies. We use a solutions delivery approach we call the Enabled Enterprise, that helps clients reach new markets and increase revenues, acquire and strengthen customer relationships, reduce costs and increase productivity and empower employees. Our Enabled Enterprise is an Internet-based infrastructure with integrated business applications that extend enterprise technology assets to customers, suppliers, partners and employees. We market our eBusiness solutions services directly to large and major midsize companies, principally in the Midwestern United States through an 18 person direct sales force.

Our objective is to be a leading eBusiness solutions services provider to large and major midsize companies and Internet software vendors. One of our strategies to achieve this goal is to use selective acquisitions to supplement organic growth and achieve critical mass. On June 18, 2004 we acquired Meritage Technologies, Inc. ("Meritage") and paid approximately $7.1 million to the Meritage stockholders consisting of approximately $2.9 million in cash and 1.2 million shares of our Common Stock. Prior to the acquisition, the assets of Meritage were used to provide information technology consulting services to its customers. We intend to continue such uses for these assets. In our acquisition of Meritage, we granted certain registration rights to the stockholders of Genisys, pursuant to which this prospectus has been prepared.

In connection with the acquisition of Meritage, on June 16, 2004 we raised approximately $2.5 million through a private placement of 800,000 shares of our common stock to a group of institutional investors led by Tate Capital Partners. The investors were also issued warrants for the purchase of an additional 160,000 shares of our common stock. We granted certain registration rights to the investors in the Private Placement, pursuant to which this prospectus has been prepared.

RISK FACTORS

        You should carefully consider the following risk factors together with the other information contained in or incorporated by reference into this prospectus before you decide to buy our common stock. If any of these risks actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the trading price of our common stock to decline and you may lose part or all of your investment.

Risks Specific to Our Business

We have incurred losses during most of the quarters during which we have been in business and we may incur losses in the future.

We have incurred operating losses in most of the quarters during which we have been in business. Although we have recently achieved profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future. We cannot assure you of any operating results. In future quarters, our operating results may not meet public market analysts' and investors' expectations. If that happens, the price of our common stock will likely fall.

We have a limited number of customers who may not be obligated to use our services.

We have arrangements with a limited number of customers. Our contracts with some of our customers do not obligate them to use our services. A customer may choose at any time to use another consulting firm or to perform the services we provide through internal resources. Termination of a relationship with certain customers, or the decision of such customers to employ other consulting firms or perform services in-house, could materially harm our business.

The loss or impairment of our relationship with IBM would materially reduce our revenue and net income and would materially impact our cash and working capital balances.

Amounts owed to us by IBM represented 32% of our accounts receivable, or $2,346,000, as of March 31, 2004. Failure of IBM to pay that amount would have a material adverse effect on our working capital, cash position, business, operating results and financial condition. Failure of IBM to pay us timely could also have a material impact our cash and working capital balances.

Revenue from IBM accounted for approximately 34% and 33% of total revenues for the three-month periods ended March 31, 2003 and 2004, respectively. Our current agreement with IBM will expire on September 1, 2004, and may be terminated by IBM prior to that date upon five (5) days written notice. A decision by IBM to reduce the amount of services performed by us or to terminate the agreement would have an adverse effect on our business, operating results and financial condition. In the event IBM decides not to use our services, our revenue and net income could be materially reduced.

Our quarterly operating results may be volatile and may cause our stock price to fluctuate.

A high percentage of our operating expenses, particularly personnel and rent, are fixed in advance of any particular quarter. As a result, if we experience unanticipated changes in the number or nature of our projects or in our employee utilization rates, we could experience large variations in quarterly operating results and losses in any particular quarter. Due to these factors, we believe that our historical quarter-to-quarter operating results should not be used to predict our future performance.

Our quarterly revenue, expenses and operating results have varied significantly in the past and are likely to vary significantly in the future. These quarterly fluctuations have been and may continue to be affected by a number of factors, including:

  •
  the loss of a significant customer or project;
  •
  the number and types of projects that we undertake;
  •
  our ability to attract, train and retain skilled management and technology professionals;
  •
  seasonal variations in spending patterns;
  •
  our employee utilization rates, including our ability to transition our technology professionals from one project to another;
  •
  changes in our pricing policies;
  •
  our ability to manage costs; and
  •
  costs related to acquisitions of other businesses.

In addition, many factors affecting our operating results are outside of our control, such as:

  •
  demand for Internet software;
  •
  end-user customer budget cycles;
  •
  changes in end-user customers' desire for our partners' products and our services;
  •
  pricing changes in our industry;
  •
  government regulation and legal developments regarding the use of the Internet; and
  •
  general economic conditions.

We expect that we may experience seasonal fluctuations in revenues. We expect that revenues in the quarter ending December 31 of a given year may typically be lower than in other quarters in that year as there are fewer billable days in this quarter as a result of vacations and holidays. This seasonal trend may materially affect our quarter-to-quarter operating results.

Our revenues are difficult to predict because they are derived from project-based engagements.

Almost all of our revenues are from project-based client engagements, which vary in size and scope. Our revenue is difficult to predict since a client that accounts for a significant portion of revenues in one period may not generate a similar amount of revenue, if any, in subsequent periods. In addition, because many of our project-based client engagements involve sequential stages, each of which may represent a different contractual commitment, a client may choose not to retain us for subsequent stages of an engagement or for new service projects.

Our gross margins are subject to fluctuations as a result of variances in utilization rates.

Our services gross margins are affected by trends in the utilization rate of our professionals, defined as the percentage of our professionals' time billed to customers divided by the total available hours in a period. Our operating expenses, including employee salaries, rent and administrative expenses are relatively fixed and cannot be reduced on short notice to compensate for unanticipated variations in the number or size of projects in process. If a project ends earlier than scheduled, we may need to redeploy our project personnel. Any resulting non-billable time may adversely affect our gross margins. The absence of long-term contracts and the need for new partners and business create an uncertain revenue stream, which could negatively affect our financial condition.

We may not grow, or we may be unable to manage our growth.

Our success will depend on our ability to increase the number of our partners, end-user customers and our teams of technology professionals. However, we may not grow as planned or at all. Many of our competitors have longer operating histories, more established reputations, more potential partner and end-user customer relationships and greater financial, technical and marketing resources than we do. If we experience growth, our growth will place significant strains on our management, personnel and other resources. If we are unable to grow or manage our growth effectively, this inability will adversely affect the quality of our services and our ability to retain key personnel, and could materially harm our business.

We may not be able to attract and retain technology professionals, which could affect our ability to compete effectively.

Our business is labor intensive. Accordingly, our success depends in large part upon our ability to attract, train, retain, motivate, manage and utilize highly skilled technology professionals. Additionally, our technology professionals are at-will employees. Any inability to attract, train and retain highly skilled technology professionals would impair our ability to adequately manage, staff and utilize our existing projects and to bid for or obtain new projects, which in turn would adversely affect our operating results.

Our success will depend on retaining our senior management team and key technical personnel.

We believe that our success will depend on retaining our senior management team and key technical personnel. Retention is particularly important in our business as personal relationships are a critical element of obtaining and maintaining our partners. If any of these individuals stop working for us, our level of management, technical, marketing and sales expertise could significantly diminish. These individuals would be difficult to replace, and losing them could seriously harm our business. We may not be able to prevent key personnel, who may leave our employ in the future, from disclosing or using our technical knowledge, practices or procedures. One or more of our key personnel may resign and join a competitor or form a competing company. As a result, we might lose existing or potential clients.

We face risks associated with finding and integrating acquisitions.

We may continue to expand our technological expertise and geographical presence through selective acquisitions. Any acquisitions or investments we make in the future will involve risks. We may not be able to make acquisitions or investments on commercially acceptable terms. If we do buy a company, we could have difficulty retaining and assimilating that company's personnel. In addition, we could have difficulty assimilating acquired products, services or technologies into our operations and retaining the customers of that company. Our operating results may be adversely affected by increased intangibles amortization, stock compensation expense and increased compensation expense attributable to newly hired employees. Furthermore, our management's attention may be diverted from other aspects of our business and our reputation may be harmed if an acquired company performs poorly. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and materially and adversely affect our results of operations. Furthermore, we may incur debt or issue equity securities to pay for any future acquisitions. If we issue equity securities, your ownership share of our common stock will be diluted.

We may face potential liability to customers if our customers' systems fail.

Our professional services and software are often critical to the operation of our customers' businesses and provide benefits that may be difficult to quantify. If one of our customers' systems fails, the customer could make a claim for substantial damages against us, regardless of our responsibility for that failure. The limitations of liability set forth in our contracts may not be enforceable in all instances and may not otherwise protect us from liability for damages. Our insurance coverage may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims. In addition, a given insurer might disclaim coverage as to any future claims. If we experience one or more large claims against us that exceed available insurance coverage or result in changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, our business and financial results could suffer.

Risks Relating to Our Industry

We are dependent on the demand for Internet software and services, which may fluctuate.

The market for Internet software and services has changed rapidly over the last four years. The market for Internet software and services expanded dramatically during 1999 and most of 2000, but declined significantly in 2001 and 2002. Market demand for Internet software and services began to stabilize and improve throughout 2003 and into 2004, but there can be no assurances that this trend will continue. Our future growth is dependent upon the demand for Internet software and services and our ability to provide strategic Internet services that are accepted by our end-user customers. Demand and market acceptance for Internet services are subject to a high level of uncertainty. If companies continue to cancel or delay their business and technology initiatives or choose to move these initiatives in-house because of the current economic climate, or for other reasons, our business, financial condition and results of operations could be materially and adversely affected.

Businesses may decrease or delay their use of advanced technologies as a means for conducting commerce.

Our future success depends heavily on the acceptance and use of advanced technologies as a means for conducting commerce and streamlining operations. We focus our services on the development and implementation of advanced technology strategies and solutions. If the use of these technologies does not grow, or such growth is delayed due to economic uncertainty or other conditions, our revenue could be less than we anticipate and our business, financial condition and results of operations could be materially adversely affected.

Our business will suffer if we do not keep up with rapid technological change, evolving industry standards or changing partner requirements.

Rapidly changing technology, evolving industry standards and changing partner needs are common in the Internet professional services market. Accordingly, our success will depend, in part, on our ability to:

  •
  continue to develop our technology expertise;
  •
  enhance our current services;

  •
  develop new services that meet changing partner and end-user customer needs;
  •
  advertise and market our services; and
  •
  influence and respond to emerging industry standards and other technological changes.

We must accomplish all of these tasks in a timely and cost-effective manner. We might not succeed in effectively doing any of these tasks, and our failure to succeed could have a material and adverse effect on our business, financial condition or results of operations, including materially reducing our revenue and operating results.

We may also incur substantial costs to keep up with changes surrounding the Internet. Unresolved critical issues concerning the commercial use and government regulation of the Internet include the following:

  •
  security;
  •
  cost and ease of Internet access;
  •
  intellectual property ownership;
  •
  privacy;
  •
  taxation; and
  •
  liability issues.

Any costs we incur because of these factors could materially and adversely affect our business, financial condition and results of operations, including reduced net income.

Our market is highly competitive and has low barriers to entry.

The market for Internet professional services is intensely competitive, rapidly evolving and subject to rapid technological change. In addition, there are relatively low barriers to entry into this market. Because of the rapid changes to, and volatility in, the Internet software and service industry, many well-capitalized companies that may have chosen sectors of the industry that are not competitive with our business, including some of our partners, may refocus their activities and resources. As a result, they could deploy their resources and enter into a business that is competitive with ours.

Many of our current and potential competitors have longer operating histories, more established reputations and potential partner relationships and greater financial, technical, industry and marketing resources than we do. This may place us at a disadvantage to our competitors, which may harm our ability to grow or maintain revenue or generate net income.

Risks Relating to Ownership of Our Stock

The trading volume of our common stock has been limited and, as a result, our stock price has been, and will likely continue to be, volatile.

Our common stock is traded on the NASDAQ SmallCap Market under the symbol "PRFT." The trading volume of our common stock has been limited, and the stock prices have been volatile. Our common stock price may continue to be highly volatile and may fluctuate as a result of the limited trading volume.

Our officers, directors, and 5% and greater stockholders own a large percentage of our voting securities.

Our executive officers, directors and existing 5% and greater stockholders beneficially own or control greater than 20% of the voting power of our common stock. This concentration of ownership of our common stock may make it difficult for other Perficient stockholders to successfully approve or defeat matters that may be submitted for action by our stockholders. It may also have the effect of delaying, deterring or preventing a change in control of our company.

It may be difficult for another company to acquire us, and this could depress our stock price.

Provisions of our certificate of incorporation, by-laws and Delaware law could make it difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. In addition, under our agreement with IBM, we have granted IBM a right of first offer and a right to terminate its agreement with us with respect to any change of control transaction with a company that has a substantial portion of its business in the web application server product and services market, other than a systems integrator or professional services firm. As a result, a potential acquirer may be discouraged from making an offer to buy us.

We may need additional capital in the future, which may not be available to us. The raising of any additional capital may dilute your ownership percentage in our stock.

We believe our existing line of credit, term loan facility and working capital should provide sufficient resources to satisfy our near term capital requirements. Our existing line of credit facility expires in December 2004 and our term loan facility advance period expires in June 2005. If we are unable to renew our line of credit, we may need to obtain an alternate debt financing facility. In the future we may decide to raise additional funds through public or private debt or equity financing in order to:

  •
  take advantage of opportunities, including more rapid expansion or acquisitions of, or investments in, businesses or technologies;
  •
  develop new services; or
  •
  respond to competitive pressures.

        Any additional capital raised through the sale of equity will dilute your ownership percentage in our stock. Furthermore, we cannot assure you that any additional financing we may need will be available on terms favorable to us, or at all. In such case, our business results would suffer.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements contained in or considered a part of this prospectus that are not purely historical statements discuss future expectations, contain projections of results of operations or financial condition or state other forward-looking information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The "forward-looking" information is based on various factors and was derived using numerous assumptions. In some cases, you can identify these so-called forward-looking statements by words like "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of those words and other comparable words. You should be aware that those statements only reflect our predictions. Actual events or results may differ substantially. Important factors that could cause our actual results to be materially different from the forward-looking statements are disclosed under the heading "Risks Factors" in this prospectus. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.

USE OF PROCEEDS

        The shares of common stock are being offered by the selling stockholders. We will not receive any proceeds from the sale of our common stock by the selling stockholder.

SELLING STOCKHOLDERS

        On June 18, 2004 we consummated the acquisition of Meritage Technologies, Inc., a Delaware corporation, by merging our wholly owned subsidiary, Perficient Meritage, Inc. with and into Meritage. Meritage survived the merger as our wholly owned subsidiary under the name "Perficient Meritage, Inc."

        We paid approximately $7.1 million to the Meritage stockholders in the merger, consisting of approximately $2.9 million in cash and 1.2 million shares of our common stock. The shares of common stock issued in connection with the merger were ascribed a value of $3.595 per share, which was the average closing price of our common stock for the 23 consecutive trading days ending on June 15, 2004. In accordance with the Agreement and Plan of Merger, pursuant to which the acquisition of Meritage was effected, we are registering 978,001 shares of common stock issued in the merger for resale by the Meritage stockholders.

        The merger was funded in part by the Private Placement. On June 16, 2004 we raised approximately $2.5 million through a private placement of 800,000 shares of Perficient common stock at $3.09 per share to a group of institutional investors led by Tate Capital Partners. The investors were also issued warrants for the purchase of an additional 160,000 shares of Perficient common stock, exercisable until June 16, 2006 at a purchase price of $4.64 per share. The additional estimated proceeds to us if all warrants are exercised is expected to be approximately $742,400. In accordance with the Securities Purchase Agreement, pursuant to which the Private Placement was effected, we are registering for resale by the investors participating in the Private Placement all of the shares of our common stock issued in the Private Placement and all of the shares of our common stock issuable upon exercise of the warrants issued in the Private Placement.

        The following table sets forth the name of and the number of shares of common stock beneficially owned by the selling stockholders prior to the offering, the number of shares of common stock offered by the selling stockholders, and the number of shares of common stock that will be owned by the selling stockholders upon completion of the offering or offerings pursuant to this prospectus, assuming the selling stockholders sell all of the shares of common stock offered hereby. The selling stockholders may, however, elect to sell less than all (including none) of the shares of common stock offered by this prospectus. The percentage ownership information presented below is based on shares of common stock outstanding as of July 2, 2004.

	Beneficial Ownership Before the Offering				Beneficial Ownership After the Offering
Name of Selling stockholders				Shares Offered
	Shares		Percent		Shares	Percent
Private Placement Investors:
Pandora Select Partners, LP	768,000	(1)	3.97%	768,000	0	*
Tate Capital Partners Fund, LP	132,000	(2)	*	132,000	0	*
Sigma Opportunity Fund, LLC	60,000	(3)	*	60,000	0	*
Meritage Stockholders:
Greenhill Capital Partners, L.P.	453,720		*	453,720	0	*
Greenhill Capital, L.P.	139,881		*	139,881	0	*
Greenhill Capital Partners (Cayman), L.P.	75,115		*	75,115	0	*
Greenhill Capital Partners (Executives), L.P.	72,653		*	72,653	0	*

Patrick J. Dailey	133,194	*	133,194	0	*
Chris Gianattasio(4)	64,068	*	16,017	48,051	*
Keith Schwierking(5)	42,711	*	10,678	32,033	*
Robert Honner	34,703	*	34,703	0	*
Rick Taylor(6)	26,693	*	6,673	20,020	*
Joe Moore(7)	16,015	*	4,004	12,010	*
Pat Maloney(8)	16,015	*	4,004	12,010	*
Jim Miller(9)	10,677	*	2,669	8,008	*
Joel Stanesa(10)	10,677	*	2,669	8,008	*
John Gebhardt(11)	10,677	*	2,669	8,008	*
Matt Poole(12)	10,677	*	2,669	8,008	*
Mike Cronin(13)	10,677	*	2,669	8,008	*
Chris Konow(14)	8,007	*	2,002	6,005	*
Lori Gianattasio(15)	8,007	*	2,002	6,005	*
Brian Ganser(16)	8,007	*	2,002	6,005	*
Jim Hertzfeld(17)	5,337	*	1,335	4,002	*
Patrick Schwierking(18)	5,337	*	1,335	4,002	*
Scott Cline	5,338	*	5,338	0	*

*
Less than 1%.
(1)
Includes 128,000 shares issuable upon exercise of a warrant issued in the Private Placement.
(2)
Includes 22,000 shares issuable upon exercise of a warrant issued in the Private Placement.
(3)
Includes 10,000 shares issuable upon exercise of a warrant issued in the Private Placement.
(4)
Mr. Gianattasio is employed by us as a general manager.
(5)
Mr. Schwierking is employed by us as a sales executive.
(6)
Mr. Taylor is employed by us as a chief technologist.
(7)
Mr. Moore is employed by us as a director.
(8)
Mr. Maloney is employed by us as a director.
(9)
Mr. Miller is employed by us as a director.
(10)
Mr. Stanesa is employed by us as a director.
(11)
Mr. Gebhardt is employed by us as a director.
(12)
Mr. Poole is employed by us as a director.
(13)
Mr. Cronin is employed by us as a director.
(14)
Mr. Konow is employed by us as a sales executive.
(15)
Mrs. Gianattasio is employed by us as a sales executive.
(16)
Mr. Ganser is employed by us as a sales executive.
(17)
Mr. Hertzfeld is employed by us as a director.
(18)
Mr. Schwierking is employed by us as a sales executive.

        Other than as described in the footnotes above, none of the selling stockholders has had, during the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates.

PLAN OF DISTRIBUTION

        The selling stockholders may sell the shares of common stock offered by this prospectus from time to time in one or more transactions on the Nasdaq SmallCap Market, in negotiated transactions or in a combination of any such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The shares of common stock may be offered directly to or through brokers or dealers, or through any combination of these methods of sale. The methods by which the selling stockholders may sell their shares of common stock also include:

  •
  a block trade (which may involve crosses) in which the broker or dealer will attempt to sell the stocks as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

  •
  secondary distributions in accordance with Nasdaq rules;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

  •
  privately negotiated transactions.

        An underwriter, agent, broker or dealer may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares of common stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

        Any person that may be deemed to be an "underwriter" within the meaning of the Securities Act will be named in a prospectus supplement, and any underwriting discounts, commissions or fees received by such persons may be deemed to be underwriting commissions or discounts under the Securities Act.

        Any underwriters, brokers, dealers and agents who participate in any sale of the shares of common stock may also engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their business.

        We cannot assure you that the selling stockholders will sell any or all of the shares of common stock offered by this prospectus.

LEGAL MATTERS

        The validity of the common stock offered by this prospectus will be passed upon for us by Vinson & Elkins L.L.P., Austin, Texas.

EXPERTS

        Ernst & Young LLP, an independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report, as amended on Form 10-KSB/A, for the year ended December 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC, under the Securities and Exchange Act of 1934. You may read and copy this information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington address. Please call the SEC at 1-800-SEC-0330 for further information.

        Our filings are also available to the public through:

  •
  the SEC's web site at http://www.sec.gov; and

  •
  The National Association of Securities Dealers, Inc.
  1735 K Street, N.W.
  Washington, D.C. 20006-1500

        This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC. This prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules as permitted by the rules and regulations of the SEC. The registration statement, exhibits and schedules are available at the SEC's public reference room or through its website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any such information superseded by information contained directly in this prospectus or by information contained in a later filed document incorporated by reference. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.

Perficient SEC Filings (File No. 000-1085869)	Period
Annual Report on Form 10-KSB	Fiscal year ended December 31, 2003
Amendment No. 1 on Form 10-KSB/A	Fiscal year ended December 31, 2003
Quarterly Reports on Form 10-QSB	Quarterly period ended March 31, 2004
Current Reports on Form 8-K	Filed on June 16, 2004, as amended June 17, 2004 Filed on June 23, 2004
The description of our common stock as set forth in our Registration Statement on Form 8-A	Filed on July 22, 1999

        You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

Perficient, Inc.
1120 South Capital of Texas Highway
Building 3, Suite 220
Austin, Texas 78746
(512) 531-6000
Attn: Investor Relations

        We are also incorporating by reference all documents filed with the SEC by us pursuant to sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and prior to termination of the offering made hereby. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following table sets forth the estimated expenses payable by the registrant in connection with the issuance and distribution of the securities being registered. All amounts shown are estimates, except the registration fee.

Securities and Exchange Commission registration fee	$928.16
Printing expenses	1,000.00
Accounting fees and expenses	15,000.00
Legal fees and expenses	15,000.00
Miscellaneous	—
Total	$31,928.16

Item 15. Indemnification of Directors and Officers

        Subsection (a) of Section 145 of the Delaware General Corporation Law, or DGCL, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

        Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any such action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

        Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of the director:

  •
  For any breach of the director's duty of loyalty to the corporation or its stockholders;

  •
  For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  Under Section 174 of the DGCL; or

  •
  For any transaction from which the director derived an improper personal benefit.

        Article 7 of our Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, no director of the registrant shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.

        Article 11 of our Bylaws provides that we shall indemnify, to the fullest extent permitted by the DGCL, any and all of our directors and officers, or former directors and officers, or any person who may have served at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal third party proceeding, had no reasonable cause to believe such conduct was unlawful.

        We have indemnification agreements with each of our directors and executive officers.

        We maintain officers' and directors' liability insurance.

Item 16. Exhibits

        The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number	Exhibit Title
2.1#	Agreement and Plan of Merger, dated as of June 18, 2004, by and among Perficient, Inc., Perficient Meritage, Inc., Meritage Technologies, Inc., and Robert Honner, as Stockholder Representative.
3.1+	Certificate of Incorporation of Perficient, Inc.
3.2*	Certificate of Amendment of Certificate of Incorporation of Perficient, Inc.
3.3+	Bylaws of Perficient Inc.
4.1+	Specimen Certificate for shares of common stock.
4.2**	Form of Warrant
5.1**	Opinion of Vinson & Elkins L.L.P.
10.1#	Securities Purchase Agreement, dated as of June 16, 2004, by and among Perficient, Inc., Tate Capital Partners Fund, LLC, Pandora Select Partners, LP, and Sigma Opportunity Fund, LLC.
23.1**	Consent of Ernst & Young LLP.
23.2**	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1 hereto)
24.1**	Power of Attorney
*
Filed herewith; previously filed with the Securities and Exchange Commission as an Appendix to our Proxy Statement dated July 31, 2002 filed on Schedule 14A.

**
Filed herewith.

+
Previously filed with the Securities and Exchange Commission as an Exhibit to our Registration Statement on Form SB-2 (File No. 333-78337) declared effective on July 28, 1999 by the Securities and Exchange Commission and incorporated herein by reference.

#
Previously filed with the Securities and Exchange Commission as an Exhibit to our Current Report on Form 8-K filed on June 23, 2004 and incorporated by reference herein.

Item 17. Undertakings

        (a)   Each undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   Each undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Each registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (d)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by-law, contract, arrangement, statute, or otherwise, each registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on July 7, 2004.

PERFICIENT, INC.
By	/s/ John T. McDonald John T. McDonald Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 7, 2004.

Signature	Title	Date
/s/ John T. McDonald John T. McDonald	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	July 7, 2004
/s/ Michael D. Hill Michael D. Hill	Chief Financial Officer	July 7, 2004
/s/ David S. Lundeen* David S. Lundeen	Director	July 7, 2004
/s/ Dr. W. Frank King* Dr. W. Frank King	Director	July 7, 2004
/s/ Philip J. Rosenbaum* Philip J. Rosenbaum	Director	July 7, 2004
Robert E. Pickering, Jr.	Director	July , 2004
Max D. Hopper	Director	July , 2004
* BY: /s/ Michael D. Hill Michael D. Hill Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Title
2.1#	Agreement and Plan of Merger, dated as of June 18, 2004, by and among Perficient, Inc., Perficient Meritage, Inc., Meritage Technologies, Inc., and Robert Honner, as Stockholder Representative.
3.1+	Certificate of Incorporation of Perficient, Inc.
3.2*	Certificate of Amendment to Certificate of Incorporation of Perficient, Inc.
3.3+	Bylaws of Perficient Inc.
4.1+	Specimen Certificate for shares of common stock.
4.2**	Form of Warrant
5.1**	Opinion of Vinson & Elkins L.L.P.
10.1#	Securities Purchase Agreement, dated as of June 16, 2004, by and among Perficient, Inc., Tate Capital Partners Fund, LLC, Pandora Select Partners, LP, and Sigma Opportunity Fund, LLC.
23.1**	Consent of Ernst & Young LLP.
23.2**	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1 hereto)
24.1**	Power of Attorney
*
Filed herewith; previously filed with the Securities and Exchange Commission as an Appendix to our Proxy Statement dated July 31, 2002 filed on Schedule 14A.

**
Filed herewith.

+
Previously filed with the Securities and Exchange Commission as an Exhibit to our Registration Statement on Form SB-2 (File No. 333-78337) declared effective on July 28, 1999 by the Securities and Exchange Commission and incorporated herein by reference.

#
Previously filed with the Securities and Exchange Commission as an Exhibit to our Current Report on Form 8-K filed on June 23, 2004 and incorporated by reference herein.

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TABLE OF CONTENTS
PERFICIENT, INC.
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX